Exhibit 2.1

FOURTH AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FOURTH AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the “Amendment”), is dated as of April 14, 2009, by and among Nyx Acquisitions, Inc., a Delaware corporation (“Parent”), The Conceived Group, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Image Entertainment, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A.	Parent, Merger Sub and the Company are party to that certain Agreement and Plan of Merger, dated as of November 20, 2008, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of February 27, 2009, that certain Second Amendment to Agreement and Plan of Merger, dated as of March 24, 2009 (the “Second Amendment”), and that certain Third Amendment to Agreement and Plan of Merger, dated as of April 8, 2009 (as amended, the “Merger Agreement”).

B.	Parent, Merger Sub and the Company desire to amend the Merger Agreement in the manner more particularly described below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent, Merger Sub and the Company have agreed to amend the Merger Agreement as follows:

1.1 Certain Definitions. Section 1.01 of the Merger Agreement is hereby amended and restated as follows:

1.1.1 The following definitions shall be inserted into Section 1.01 in alphabetical order:

“Fifth Payment Deadline” has the meaning set forth in Section 3.09.

“Full Release of Deposit” has the meaning set forth in Section 3.08(b).

“Full Release Deadline” has the meaning set forth in Section 3.08(b).

1.1.2 The definition of “Business Interruption Fee” is hereby amended by deleting such definition in its entirety and replacing it with the following:

“Business Interruption Fee” means Two Million Five Hundred Thousand Dollars ($2,500,000); provided, however, that:

(a) upon the Partial Release of Deposit by Parent pursuant to Section 3.08(a), then the Business Interruption Fee shall mean One Million Five Hundred Thousand Dollars ($1,500,000); and

(b) upon the Full Release of Deposit by Parent pursuant to Section 3.08(b) hereof, then the Business Interruption Fee shall mean Zero Dollars ($0.00); and

(c) if Parent shall give written notice requesting the extension of the Scheduled Closing Date pursuant to Section 3.10 hereof, then the Business Interruption Fee shall mean Three Million Dollars ($3,000,000).

1.1.3 The definition of “Deposit” is hereby amended by deleting such definition in its entirety and replacing it with the following:

“Deposit” means (i) the sum of the Initial Deposit, the Second Deposit, the Third Deposit, the Fourth Deposit and, if deposited pursuant to Section 3.10, the Sixth Deposit, less the Partial Release of Deposit released by Parent pursuant to Section 3.08(a) and the Full Release of Deposit released by Parent pursuant to Section 3.08(b).

1.2 Release of Deposit. Section 3.08 of the Merger Agreement of the Merger Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

(a) “Partial Release of Deposit. In consideration for the Company entering into, and as an inducement and condition to the willingness of the Company to enter into, the Second Amendment, Parent shall authorize the release of One Million Dollars ($1,000,000) of those amounts held in trust for the benefit of the Company, subject to the Trust Instructions, in accordance with the Trust Instructions (the “Partial Release of Deposit”), by 5:00 p.m. local time on March 25, 2009 (the “Partial Release Deadline”). Parent hereby acknowledges that amounts paid to the Company pursuant to the Partial Release of Deposit will not be paid to the Paying Agent pursuant to the Trust Instructions, will not form part of the Merger Consideration or Option Consideration payable to stockholders upon Closing, and are not refundable to Parent under any circumstance.

(b) Full Release of Deposit. In consideration for the Company entering into, and as an inducement and condition to the willingness of the Company to enter into, this Agreement, Parent shall authorize the release of the remaining One Million Five Hundred Thousand Dollars ($1,500,000) held in trust for the benefit of the Company, subject to the Trust Instructions, in accordance with the Trust Instructions (the “Full Release of Deposit”), by 5:00 p.m. local time on April 14, 2009 (the “Full Release Deadline”). Parent hereby acknowledges that amounts paid to the Company pursuant to the Full Release of Deposit will not be paid to the Paying Agent pursuant to the Trust Instructions, will not form part of the Merger Consideration or Option Consideration payable to stockholders upon Closing, and are not refundable to Parent under any circumstance.”

1.3 Fifth Payment. Section 3.09 of the Merger Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“Fifth Payment. If Parent (i) by 5:00 p.m. local time on April 2, 2009 delivers written notice to the Company requesting an extension to the Scheduled Closing Date, and (ii) by 12:00 p.m. local time on April 17, 2009 (the “Fifth Payment Deadline”), pays an additional amount of One Million Dollars ($1,000,000) in immediately available funds (the “Fifth Payment”) to an account designated by the Company, then the Scheduled Closing Date shall be extended to April 20, 2009. Parent hereby acknowledges that amounts paid to the Company pursuant to the Fifth Payment will not be paid to the Paying Agent pursuant to the Trust Instructions, will not form part of the Merger Consideration or Option Consideration payable to stockholders upon Closing, and are not refundable to Parent under any circumstance.”

1.4 Termination. Section 9.01(e) of the Merger Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“(e) by the Company, if (i) Parent shall not have released the Partial Release of Deposit on or prior to the Partial Release Deadline, (ii) Parent shall not have released the Full Release of Deposit on or prior to the Full Release Deadline, (iii) Parent shall not have paid to the Company the Fifth Payment on or prior to the Fifth Payment Deadline or (iv) the Merger shall not have been consummated on or prior to the Scheduled Closing Date, other than as a result of the Company’s refusal to close in violation of this Agreement.”

1.5 References to the Merger Agreement. Subject to Section 1.6 of this Amendment, after giving effect to this Amendment, each reference in the Merger Agreement to “Agreement,” “hereof,” “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment, all references in the Company Disclosure Letter to “the Agreement” shall refer to the Merger Agreement as amended by this Amendment, and all references in the Trust Instructions shall refer to the Merger Agreement as amended by this Amendment.

1.6 Date References. All references in the Merger Agreement and the Company Disclosure Letter to “the date hereof,” “the date of this Agreement” or words of like import shall remain as references to November 20, 2008.

1.7 General Provisions. The provisions of Article VIII (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

1.8 No Further Amendment. Except as expressly amended hereby, all the terms, conditions, representations, warranties, covenants and provisions of the Merger Agreement and the Company Disclosure Letter shall remain in full force and effect in accordance with their respective terms.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

NYX ACQUISITIONS, INC.

By: /s/ JOE Q. BRETZ
Name: Joe Q. Bretz
Title: Chief Executive Officer

THE CONCEIVED GROUP, INC.

By: /s/ JOE Q. BRETZ
Name: Joe Q. Bretz
Title: Chief Executive Officer

IMAGE ENTERTAINMENT, INC.

By: /s/ MARTIN W. GREENWALD
Name: Martin W. Greenwald
Title: Chairman of the Board